Exhibit F-2



                                December 19, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

            Re:   SEC File No. 70-10079

Ladies and Gentlemen:

     I have examined the Application on Form U-1, dated August 12, 2002, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by FirstEnergy Corp. ("FirstEnergy"), Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Pennsylvania Power Company, Metropolitan Edison Company, Pennsylvania Electric Company, Jersey Central Power & Light Company and American Transmission Systems, Incorporated (collectively, "Applicants") with the Securities and Exchange Commission and docketed in SEC File No. 70-10079, as amended by Amendment No. 1 thereto, dated November 14, 2002, and Amendment No. 2 thereto, dated December 19, 2002, of which this opinion is to be a part (the Application, as so amended and thus to be amended, is hereinafter referred to as the "Application").

     In the Application, the Applicants have requested authority to invest, directly or through one or more subsidiaries, up to $100 million from time to time through December 31, 2005, in new or existing LIHTC Projects located anywhere in the United States and historic building or other qualified rehabilitated building projects located within their service territories (collectively, "Tax Credit Projects").

     In connection with this opinion, I (or persons under my supervision or control) have examined have examined such records of the Applicants and have examined such other documents, instruments and agreements and have made such further investigation as I have deemed necessary as a basis for this opinion.

     I am Associate General Counsel of FirstEnergy Corp., and have acted as such in connection with the filing of the Application.

     Based upon and subject to the foregoing, and assuming that the Tax Credit Investment is carried out in accordance with the Application, I am of the opinion that:

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          (a)  all  Ohio  and  Pennsylvania  laws  applicable  to  the  proposed transactions will have been complied with; and

          (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by FirstEnergy or any "associate company" thereof, as defined in the Act.

     I am a member of the bars of the State of Ohio and the Commonwealth of Pennsylvania, and this opinion is limited to the laws of the State of Ohio and the Commonwealth of Pennsylvania. Insofar as the opinion expressed herein relates to matters which are governed by the laws of the States of New Jersey and New York or the federal laws of the United States, I have relied on the opinion, filed herewith, of Thelen Reid & Priest LLP.

     I hereby consent to the filing of this opinion as an exhibit to the Application.


                                          Very truly yours,


                                          /s/ Gary D. Benz
                                          ----------------
                                              Gary D. Benz